AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
IMPACT MEDICAL SOLUTIONS, INC.

Pursuant to the provisions of Section 78.403 of the Nevada General Corporate Law, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST, the articles of incorporation of the corporation were originally filed with the Secretary of State of the State of Nevada on the 20th day of October, 1997.

SECOND, the Board of Directors of the corporation has adopted a resolution by unanimous written consent dated June 9, 2004, to amend and restate the original articles of incorporation of the corporation to read as set forth below.

THIRD, the amendment and restatement of the articles of incorporation of the corporation as set forth below has been consented to and approved by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

FOURTH, the articles of incorporation of the corporation are hereby amended and restated as follows:

1. Name. The name of the corporation is Impact Medical Solutions, Inc.

2. Number of Shares Authorized; Par Value. The amount of the total authorized capital stock of this corporation is 60,000,000 shares of which 50,000,000 shares shall be designated “Common Stock” with a par value of $0.0005 per share and 10,000,000 shares shall be designated “Preferred Stock” with a par value of $0.0005 per share.

3. Preferred Stock. The Preferred Stock may be issued in any one or more series, and any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the Board of Directors of the corporation, the Board of Directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law.

4. Directors’ and Officers’ Liability. A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this provision by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

5. Indemnification.

a.
The corporation is authorized to provide indemnification of officers, directors, employees and agents as set forth in Section 78.7502 of the Nevada Revised Statutes through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under Nevada law.

b.
If, after the effective date of this article, Nevada law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this article to “Nevada law” shall to that extent be deemed to refer to Nevada law as so amended.

c.
Any amendment, repeal or modification of any provision of this article shall not adversely affect any right or protection of any officer, director, employee or agent of this corporation existing at the time of such amendment, repeal or modification.

FIFTH, Wayne D. Cockburn, the President and Secretary of the corporation, has been authorized to execute this amended and restated certificate of incorporation by the Board of Directors and stockholders of the corporation.

/s/ Wayne D. Cockburn
Wayne D. Cockburn
Chief Executive Officer and Secretary
Impact Medical Solutions, Inc.